EXHIBIT 2

Reference to Mark G. Wilson as Attorney-in-Fact

Mark G. Wilson has signed on behalf of the August Entities and the August Individuals as Attorney-in-Fact. Note that copies of the applicable Power of Attorney are already on file with the appropriate agencies.